Exhibit 99.1

Omni Bio Pharmaceutical Appoints Ms. Sandra Wrobel as New Director

DENVER, CO, July 17, 2013 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OMBP.ob), a biopharmaceutical company focused on the commercialization of alternative uses of alpha-1 antitrypsin (AAT) for the treatment of a variety of indications and the development of next-generation recombinant forms of AAT, today announced the appointment of Ms. Sandra J. Wrobel, MBA, to its Board of Directors, effective July 15, 2013.

Ms. Wrobel is currently CEO and Managing Director, Applied Strategies Consulting, LLC, a firm that provides strategy, business process, and operations expertise to life sciences and global healthcare organizations. She previously served as CFO and Vice President Business Operations at Intrabiotics Pharmaceuticals, Inc. and held a series of positions over twelve years at Strategic Decisions Group, culminating in Managing Director of their Life Sciences Consulting Practice. Ms. Wrobel received her B.S. degree in Chemical & Petroleum Refining Engineering from the Colorado School of Mines and her MBA from the Stanford University Graduate School of Business.

Dr. Bruce E. Schneider, CEO of Omni Bio, commented, “We are extremely pleased to have Sandy join Omni Bio. Her proven track record in assisting small and large companies in strategy development and business operations, as well as her extensive contacts throughout the San Francisco Bay Area will be enormously helpful to us as we pursue various partnership and fund-raising opportunities in support of the ongoing development of recombinant AAT.”

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical (www.omnibiopharma.com) is a biopharmaceutical company that is focused on AAT and on developing new recombinant versions of AAT that can be applied to the treatment of a broad range of indications including, for example, Type 1 diabetes, graft rejection, graft versus host disease (GVHD), cardiac conditions and inflammatory bowel diseases. Since its formation, Omni Bio has supported research using animal models and human clinical studies that demonstrate that AAT is a promising agent for ameliorating these conditions.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management's current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.
Bob Ogden Chief Financial Officer – Investor Relations
(720) 488-4708
Email – investor_relations@omnibiopharma.com